SCHEDULE 14A
                 INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, for use of the Commission only (as permitted by Rule 14a-6
(e)(2))
[x] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                        Orbit International Corp.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
             (Name of Registrant as Specified In Its Charter)

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     (2) Aggregate number of securities to which transaction applies:

     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     (4) Proposed maximum aggregate value of transaction:

     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     (5) Total fee paid:

     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

[ ] Fee previously paid with the preliminary materials:

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed: . . . . . . . . . . . . . . . . . . . . . . . . . . .
                        ORBIT INTERNATIONAL CORP.
                              80 CABOT COURT
                        HAUPPAUGE, NEW YORK  11788


                NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


To the Stockholders of Orbit International Corp.:

     A Special Meeting of Stockholders of Orbit International Corp. (the "Company") will be held at the offices of the Company at 80 Cabot Court, Hauppauge, New York 11788, at 10:00 a.m., Eastern Daylight Savings Time, on October 1,
1999. The Special Meeting is being called to consider and vote upon a proposal to effect a one-for-three reverse stock split.
The notice of Special Meeting and the Proxy Statement accompanying this letter describe more fully the business to be acted upon at the Special Meeting.

     All stockholders are invited to attend the meeting. Stockholders of record at the close of business on September 3, 1999, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to notice of, and to vote at, the meeting will be open to examination by the stockholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 80 Cabot Court, Hauppauge, New York 11788.

     Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope. Returning a proxy will not deprive you of your right to attend the annual meeting and vote your shares in person.

                                   BY ORDER OF THE BOARD OF DIRECTORS


                                   HARLAN SYLVAN
                                   Secretary
Hauppauge, New York
September 10, 1999
                        ORBIT INTERNATIONAL CORP.
                              80 CABOT COURT
                        HAUPPAUGE, NEW YORK 11788

                              (516) 435-8300
                          ______________________

                             PROXY STATEMENT
                          ______________________

     The accompanying proxy is solicited by the Board of Directors of Orbit International Corp. (the "Company") for use at a Special Meeting of Stockholders (the "Special Meeting") to be held at 10:00 a.m., Eastern Daylight Savings Time, on October
1, 1999, at the offices of the Company at 80 Cabot Court, Hauppauge, New York 11788, and any adjournment thereof.

                        VOTING SECURITIES; PROXIES

     The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without additional remuneration, may also solicit proxies personally by telefax and by telephone.
In addition to mailing copies of this material to stockholders, the Company may request persons, and reimburse them for their expenses in connection therewith, who hold stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold stock of the Company and to request their authority for execution of the proxies.

     One-third of the outstanding shares of Common Stock, par value $.10 per share (the "Common Stock"), present in person or represented by proxy shall constitute a quorum at the Special Meeting. The approval of a majority of the outstanding shares of Common Stock entitled to vote is required for amendment to the Certificate of Incorporation to effect the approval of the one-for-three reverse stock split.

     All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the proposal to effect a one-for-three reverse stock split and in accordance with the proxy-holder's best judgment as to any other matters raised at the Special Meeting.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later-dated proxy reflecting contrary instructions or appearing at the Special Meeting and taking appropriate steps to vote in person.

     At the close of business on September 1, 1999, 6,077,593 shares of Common Stock were outstanding and eligible for voting at the meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters that come before the meeting. Only stockholders of record at the close of business on September 3, 1999 are entitled to notice of, and to vote at, the meeting.

NO DISSENTER'S RIGHTS

          Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to Proposal 1.

     This proxy material is being mailed to stockholders commencing on or about September 10, 1999.


                                PROPOSAL 1

                       TO AMEND THE CERTIFICATE OF
             INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT

     The Company's Board of Directors has unanimously approved and determined to submit to the stockholders of the Company an amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation"), to effect a one-for-three reverse stock split of the Company's outstanding Common Stock (the "Reverse Split Amendment"). The Company is currently authorized to issue 25,000,000 shares of Common Stock, par value $.10 per share, of which 6,077,593 shares were outstanding on September 1, 1999. If the Reverse Split Amendment is effected, the number of authorized shares would remain the same, but the number of shares outstanding would be decreased to approximately 2,025,864 shares. As of the Record Date, there were outstanding options to purchase an aggregate of 1,190,500 shares of Common Stock under the Company's 1995 Employees' Stock
Option Plan and the 1995 Stock Option Plan for Non-Employee Directors. After giving effect to the Reverse Split Amendment there would be reserved for issuance upon the exercise of options approximately 396,833 shares of Common Stock. Each outstanding option would thereafter evidence the right to purchase one-third of the number of shares of Common Stock previously covered thereby and the exercise price per share would be three times the previous exercise price.

     The rights and preferences of the Common Stock would be unaffected by the reverse split. Furthermore, the stockholders' percentage ownership of the Company and the number of Company stockholders should not materially change as a result of the Reverse Split Amendment being effected. The par value per share of Common Stock would remain at $0.10 following the reverse stock split; as a consequence, the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes would be increased.

Nasdaq Market Value of Public Float

     Rule 4450 of the Nasdaq Marketplace Rules currently provides that issuers listed on the Nasdaq National Market (the
"National Market") maintain (i) a minimum bid price of $1.00 per share for the listed stock and (ii) a market value public float
("MVPF") greater than or equal to $5,000,000.  Nasdaq defines public float "as outstanding shares that are not held directly or indirectly by any officer or director of the issuer or any other person who is the beneficial owner of 10 percent (10%) or more of the total shares outstanding."

     In a letter dated May 28, 1999, The Nasdaq Stock Market informed the Company that it had not maintained the required
MVPF for the 30 trading days immediately prior to the date of the letter. Failure to maintain a MVPF of greater than $5,000,000 for a minimum of ten consecutive trading days between May 28, 1999 and August 31, 1999 would result in a delisting of the Common Stock from the National Market. In the alternative, Nasdaq encouraged the Company to transfer from the National
Market to the Nasdaq SmallCap Market ("SmallCap Market"), assuming that the Company meets the SmallCap requirements.
The chart below sets for the requirements for listing on the SmallCap Market.

NASDAQ SMALLCAP MARKET CRITERIA FOR CONTINUED INCLUSION



Net Tangible Assets                $2,000,000(1)
or                                 or

Net Income  (2 of last 3 years)    $500,000
or                                 or

Market Capitalization              $35,000,000


Public Float (shares)              500,000


Market Value of Public Float(2)    $1,000,000


Bid Price(3)                       $1.00


Market Makers(4)                   2


Round Lot Stockholders             300


     1If net Tangible Assets are not greater than or equal to $2,000,000, then Net Income must be greater than or equal to $500,000 in the most recent fiscal year or in 2 of 3 most recent fiscal years, or Market Capitalization must greater than or equal to $35,000,000.
     2Deficient if issue fails requirements for 30 consecutive business days. A Company is recompliant only when
Market Value of Public Float meets the requirement for a minimum of 10 consecutive business days.
     3Deficient if issue fails requirements for 30 consecutive business days. A Company is recompliant only when
Bid Price meets the requirement for a minimum of 10 consecutive business days.
     4Deficient if issue fails requirements for 10 consecutive business days.


     If the Company is unable to meet the listing requirements for the SmallCap Market, the Company's Common Stock will be delisted from Nasdaq. The Company believes that it can no longer meet the MVPF requirements for the National Market. The
Company had intended to transfer its listing to the SmallCap Market. However, the Company currently does not meet the requirements of the SmallCap Market because it does not meet the minimum bid price requirement. The Company does meet all other requirements for listing on the SmallCap Market. If the Reverse Split Amendment is approved, the Company will meet the minimum bid price requirement and will qualify for the SmallCap Market. The Company believes that failure to approve the Reverse Split Amendment and failure to effect the reverse stock split will result in the Company's Common Stock being delisted from Nasdaq.

     The Board of Directors believes that such a delisting could adversely affect the ability of the Company to attract new investors, may result in decreased liquidity of the outstanding shares of Common Stock and, consequently, reduce the price at which such shares trade and increase the transactions costs inherent to trading shares. The Company believes that if the Reverse Split
Amendment is approved, there is a greater likelihood that the minimum bid price of the Common Stock will be maintained at over $1.00 per share. Even though a reverse stock split, by itself, does not impact a corporation's assets or prospects, reverse stock splits can result in a decrease in the aggregate market value of a corporation's equity capital. The Board of Directors, however, believes that this risk is off-set by the prospect that the reverse stock split will improve the likelihood that the Company will be able to meet and maintain the requirements for a SmallCap listing and may, by increasing the per share price, make an investment in the Common Stock more attractive for certain investors. There can be no assurance, however, that approval of the Reverse Split
Amendment will succeed in maintaining the bid price of the Company's Common Stock above $1.00 per share, or that even if the Nasdaq minimum bid price requirement is satisfied, the Company's Common Stock would not be delisted from the SmallCap
Market for other reasons.

Exchange of Stock Certificates

     If the Reverse Split Amendment is approved by the Company's stockholders, the Company will instruct its transfer agent to act as its exchange agent (the "Exchange Agent") in implementing the exchange of certificates representing outstanding
Common Stock.

     Commencing on the effective date of the Reverse Split Amendment (the "Effective Date"), holders of Common Stock will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing post-reverse split Common Stock. One share of post-reverse split Common Stock will be issued in exchange for each three presently issued and outstanding shares of Common Stock. Beginning on the Effective Date, each certificate representing shares of the Company's Common Stock will be deemed for all corporate purposes to evidence ownership of shares of post-reverse split Common Stock.

Fractional Shares

     No scrip or fractional certificates will be issued in connection with the Reverse Split Amendment. In cases in which the
Reverse Split Amendment would otherwise result in any stockholder holding a fraction of a share, the Company will pay the stockholder for such fractional interest on the basis of the average closing market price of the Common Stock on the Nasdaq for the 10 trading days immediately preceding the day of the Effective Date. The payment for each one-third of a share of post-reverse split Common Stock will be equal to such average closing price of one share of
pre-reverse split Common Stock.   Because the price
of the Common Stock fluctuates, the amount to be paid for fractional shares cannot be determined until such date and may be greater or less than the price on the date that any stockholder executes a proxy.

     Upon the surrender of stock certificates representing Common Stock, certificates representing post-reverse split Common
Stock will be delivered. At the same time or as soon as possible thereafter, any cash payment for a fractional share will be paid
(without interest). In addition, until they have surrendered their stock certificates for exchange, stockholders will not be entitled to receive any dividends or other distributions, if any, that may be declared and payable to holders of record.

Federal Income Tax Consequences

     The Reverse Split Amendment should not result in the recognition of gain or loss. The holding period of the shares of post-reverse split Common Stock will include the stockholder's respective holding periods for the shares of pre-reverse split
Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of post-reverse split Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefor.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences of the proposed reverse stock split. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations and proposed regulations, court decisions and current administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), all of which are subject to change, possibly with retroactive effect, and assumes that the shares of Common Stock received in the reverse split will be held as a "capital asset" (generally, property held for investment) as defined in the Code. Holders of Common Stock are advised to consult their own tax advisers regarding the federal income tax consequences of the proposed reverse stock split in light of their personal circumstances and the consequences under state, local and foreign tax laws.


     1.   The reverse split will qualify as a recapitalization described in
Section 368(a)(1)(E) of the Code.

     2. No gain or loss will be recognized by the Company in connection with the reverse split.

     3. No gain or loss will be recognized by a stockholder who exchanges all of his or her shares of Common Stock solely for shares of Common Stock.

     4. The aggregate basis of the shares of Common Stock to be received in the reverse split (including any fractional share deemed received) will be the same as the aggregate basis of the shares of Common Stock surrendered in exchange therefor.

     5. The holding period of the shares of Common Stock to be received in the reverse split (including any fractional share deemed received) will include the holding period of the shares of Common Stock surrendered in exchange therefor.

     6. A holder of Common Stock receiving cash in lieu of a fractional share will be treated as receiving the payment in connection with a redemption of the fractional share, with the tax consequences of the redemption determined under Section
302 of the Code. Unless the payment is treated as a dividend, a holder of Common Stock will generally recognize gain or loss upon such payment equal to the difference, if any, between such stockholder's basis in the fractional share (as described in 4., above) and the amount of cash received. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder's holding period (as described in 5., above) exceeds one year. A holder of Common Stock receiving cash in lieu of a fractional share may be subject to dividend treatment on such payment unless the redemption of the fractional share is "not essentially equivalent to a dividend" under Section 302 of the Code. Based on a published IRS ruling, dividend treatment is unlikely if, taking into account the constructive ownership rules set forth in Section 318 of the Code, (a) the stockholder's relative stock interest in the Company is minimal, (b) the stockholder exercises no control over the Company's affairs and (c) there is a reduction in the stockholder's proportionate interest in the Company.

     THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH
HOLDER OF COMMON STOCK OF THE COMPANY IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISER
WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT, INCLUDING THE
APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, MUNICIPAL, FOREIGN OR OTHER TAXING
JURISDICTION.


STOCKHOLDER VOTE REQUIRED

      The approval of a majority of the outstanding shares of Common Stock entitled to vote is required for amendment to the Certificate of Incorporation to effect the approval of the one-for-three reverse stock split.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE REVERSE SPLIT AMENDMENT.



      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth below is stock ownership information as of September 1, 1999 as to each person who owns, or is known by the Company to own beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), more than 5% of the Company Common Stock, and the number of shares of Common Stock owned by its directors, by its Chief Executive Officer and three other executive officers, and by all officers and directors as a group.

Name and Address of           Amount and Name of
Beneficial Owner              Beneficial Ownership(1) Percent of Class

Dennis Sunshine
c/o 80 Cabot Court
Hauppauge, New York         1,270,138(2)               19.99%

Bruce Reissman
c/o 80 Cabot Court
Hauppauge, New York           953,614(3)               15.05%

Parsow Partnership, Ltd.
2222 Skyline Drive
Elkhorn, Nebraska                370,000                6.09%

Mitchell Binder
c/o 80 Cabot Court
Hauppauge, New York           220,000(4)                3.51%

Harlan Sylvan
c/o 80 Cabot Court
Hauppauge, New York            53,000(5)                *

John Molloy
1815 Paliament Road
Leucadia, California           11,000(6)                *

Stanley Morris
2470 Cove Court
Bellmore, New York             14,000(6)                *

Marc Pfefferle
135 East 57th Street
New York, New York              6,000(7)                *

All officers and directors
as a group
(7 persons)(2)(3)(4)(5)(6)(7)  2,527,952               36.71%

(1) Except as otherwise noted in the footnotes to this table, the named person owns directly and exercises sole voting and investment power over the shares listed as beneficially owned by such persons.

(2) Includes 690,614 shares held by Mr. Sunshine's wife and 3,000 shares held in her IRA. Also includes options to purchase
    275,000 shares of Common Stock.

(3) Includes options to purchase 260,000 shares of Common Stock.

(4) Includes options to purchase 200,000 shares of Common Stock.

(5) Includes options to purchase 50,000 shares of Common Stock.

(6) Includes options to purchase 9,000 shares of Common Stock.

 (7) Includes options to purchase 6,000 shares of Common Stock.

*   Less than one percent.


                              OTHER MATTERS

 The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.






                        ORBIT INTERNATIONAL CORP.
             SPECIAL MEETING OF STOCKHOLDERS -OCTOBER 1, 1999
            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned stockholder in Orbit International Corp. ("Corporation") hereby constitutes and appoints Dennis Sunshine, Bruce Reissman, and Mitchell Binder, and each of them, his true and lawful attorneys and proxies, with full power of substitution in and for each of them, to vote all shares of the Corporation which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at the offices of the Company at 80 Cabot Court, Hauppauge, New York 11788, on October 1, 1999 at 10:00 a.m.,
Eastern Daylight Savings Time, or at any postponement or adjournment thereof, on any and all of the proposals contained in the Notice of the Special Meeting of Stockholders, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF
NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.


         (Continued and to be signed and dated on the other side)



1.  Proposal to approve an amendment of
    the Company's Certificate of Incorporation
    to effect a one-for-three reverse stock split.          For        Against
                                          Abstain






                                                           The above named
proxies are granted the authority, in their
                                                           discretion, to act
upon  such other matters as may properly come
                                                           before the meeting
or any postponement or adjournment thereof.


                                                            Dated  , 1999

                                                            Signature(s)

                                                            Signatures

                                                            Please sign
exactly as your name appears and return this proxy
                                                            immediately in the
enclosed stamped self-addressed envelope.